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Below is a transcript of public comments made by Matthew P. Lawlor on April 30, 2009.

April 30, 2009 Conference Call
Excerpt of remarks by
Matthew P. Lawlor
Chairman & CEO
That completes our first quarter 2009 performance report. I’m very pleased with our execution. Clients are happy. End-user satisfaction is hitting record levels. New products are launching smoothly. New sales are strong, and we continue to benefit from the increasing need for cost-efficient web services.
At the same time, we are not immune to the general economic weakness. After being stung the last two years by unexpected negatives, one has to recognize the greater uncertainty in this environment. After a weak start this quarter, transactions and user growth rebounded. We move into our normal seasonal downswing in the second quarter, so we’ll obviously keep a close eye on that metric.
On balance, we are positioned well to drive cash flow and earnings increases for the remainder of 2009 and the following year. Adoption still has a lot of room to grow, and we enjoy significant competitive advantages that are beginning to show up in increased sales. In addition, we are seeing leverage move back into the model, as debt service declines and our strategic spending plateaus. With regard to our 2007 Strategic Plan, we are right on track.
Now that we’ve concluded our first quarter 2009 earnings discussion, I’d like to turn to our proxy contest with Tennenbaum Capital Partners. Over the last month we’ve stated our case. What’s at stake is a huge strategic asset of the Company — an independent, vibrant and well-functioning Board. Essentially, our position revolves around three critical arguments:
•	First, we believe that Tennenbaum’s interests are in sharp conflict with common shareholders. The liquidation value of its preferred stock overwhelms the value of its common shares. Therefore, increases in common shareholder value create proportionately smaller increases in Tennenbaum’s total value. That creates a strong incentive for Tennenbaum to pursue a sale of the Company as soon as possible regardless of the sale price.

•	Second, and more important, we believe our strategic plan can increase common shareholder value significantly. The core earnings growth projected in our strategic plan can result in our shares trading at several multiples of their current price by the end of 2011. Our growth slowed in 2008, but earnings, and every other benchmark and performance indicator, is now pointed in the right direction. Moreover, our strategic asset value grows with each additional financial institution or biller added to our unique payments network. This creates a significant “option value” to shareholders. If we perform as expected, we believe shareholder value will increase substantially. If we do not perform, we always have the option to sell the Company. As our unique payments network grows in strategic value, so do the number of potential acquirers.

•	Finally, our Board’s nominees are better equipped to maximize shareholder value than the Tennenbaum slate. These are not management’s nominees, but the nominees of a strongly independent and diverse Board. Mike Heath, our longest serving independent director, has exceptional operations experience and institutional knowledge, which enables him to hold us accountable as managers. Heidi Roizen has been called a Silicon Valley icon. She founded and sold her own software company, then led Apple Computer’s worldwide developer network, and later served as a senior managing partner at Mobius Ventures. She brings extensive new product experience and high level technology relationships that can help us build more outside alliances. Our third nominee, Janey Place, helped pioneer internet banking at Bank of America (then NationsBank) and Mellon Financial, two known leaders in online financial services. She has chaired or served on the Board of several major banking industry groups, and is a recognized industry expert in payments. Even Tennenbaum supported election of Ms. Roizen and Dr. Place last summer when we had a Board slot open. In comparison, not one of the Tennenbaum nominees has any hands-on experience with payments processing or payments products — which accounts for 80 percent of our revenue.
We have strong arguments for re-electing our Board’s nominees. At the same time, there is a more subtle issue that shareholders are grappling with — will a little shareholder activism help maximize shareholder value? During this proxy contest, we have heard arguments that Tennenbaum is under-represented on our Board and that Tennenbaum winning these seats isn’t that important since the bloc would still only be a minority. We have also heard arguments that this sort of activism actually raises the stock price.

On the surface, these might appear to be compelling arguments. However, upon closer examination, they do not hold up.
•	First, Tennenbaum already has an appropriate voice on our Board, with its representation proportionate to its common shareholding. Even though the current Tennenbaum designee does not have any prior experience with this industry, our Board has and will continue to give his views a full hearing. For example, Tennenbaum’s proposal for increasing shareholder value presented in its last solicitation materials is on the agenda at our May Board meeting.

•	Second, Board seats are not just about votes. Boards provide for a robust exchange of ideas and debate about alternatives. In their solicitation materials, Tennenbaum’s nominees have endorsed clear positions on critical issues before having any conversations with anyone from the Company other than Tennenbaum’s Board designee. This seems inconsistent with the goal of open debate, and suggests that our Board may become balkanized, leading to less open discussion by management and fellow Board members.

•	Finally, some have said that this proxy contest is responsible for our recent stock price run-up. Maybe that is true — since acquisition talk often generates speculation. However, as a small cap stock with a high level of debt, we caution investors from drawing any conclusions from any short-term swings in our stock price. An alternative explanation for the recent increase is that our stock is returning to the premium we have typically enjoyed relative to our peers.
In the final analysis, we believe our case is a straight-forward one. We haven’t always forecasted as well as we’d have liked, but we are fundamentally performing versus historic and peer group measures. We have also been performing versus our strategic planning benchmarks, as set forth in our 2007 plan, and we are just entering the phase of the plan where we can expect to harvest our transformative investment.
Our Board has consistently considered strategic options and is open to any alternative to maximize our value. But at this time, our Board believes that it is unwise, ill-timed and unnecessary to exercise the strategic option to proactively sell the Company. We further believe that Tennenbaum’s hedge fund activism is self-serving and not conducive to building sustainable value for all shareholders.

With respect to our upcoming May 6th vote, I’ll be blunt. Tennenbaum owns less than 10 percent of our common stock, but adding its preferred stock rights gives it control of 22 percent of the vote. Effectively, by supporting Tennenbaum, shareholders risk concentrating power in the hands of a lender. Tennenbaum’s interest is not the same as yours. Its tactics have been to undermine confidence in the Company’s leadership, without regard to the collateral damage done to our client relationships. I would think that our common shareholders would be outraged.
Overcoming Tennenbaum’s built-in voting advantage will be difficult. So every vote counts, and we urge you to vote for the full slate — not a divided slate — of the Board’s nominees. It is the only way to achieve our potential and maximize value for all shareholders.
Thanks for listening. Ray, Cathy and I would be happy to take your questions.